Exhibit 10.1

DATED 20 June 2017
(1) CENTURY CASINOS EUROPE GMBH (2) GLOBAL GAMING VENTURES (GROUP) LIMITED (3) SAW CLOSE CASINO LIMITED (4) ANTHONY WOLLENBERG
share purchase Agreement relating to Saw Close Casino Limited

Exhibit 10.1

THIS AGREEMENT is made on 20 June 2017

BETWEEN:

(1)	CENTURY CASINOS EUROPE GMBH, incorporated and registered in Austria with company code 30856 B and its registered address at Untere Viaduktgasse 2, Vienna, 1030, Austria (“Century” or “Buyer”);

(2)

GLOBAL GAMING VENTURES (GROUP) LIMITED, incorporated and registered in England and Wales with company number 07253498 whose registered office address is 11 John Princes Street, London, W1G 0JR, United Kingdom (“GGV”);

(3)

SAW CLOSE CASINO LIMITED, incorporated and registered in England and Wales with company number 09672944 whose registered office address is 11 John Princes Street, London, W1G 0JR, United Kingdom (“Company”);

(4)	ANTHONY STEPHEN WOLLENBERG, care of GMG Roberts, 11 John Princes Street, London W1G 0JR (“Seller”).

BACKGROUND

(A)	The Company is a company limited by shares, brief particulars of which are set out in Schedule 1. The Seller is the sole shareholder of the Company.

(B)	The Seller has agreed to sell, and Century has agreed to purchase, free from Encumbrances, the entire issued share capital of the Company on, and subject to, the terms of this agreement.

AGREED TERMS

1.	INTERPRETATION

1.1.	The following definitions and rules of interpretation apply in this agreement.

Agreement for Lease:

the agreement for lease dated 13 October 2014 relating to the Property and made between (1) Deeley Freed (Penhalt) Limited, (2) the Landlord and (3) GGV, as varied by deeds of variation dated 25 July 2015 and 26 January 2016 entered into between (1) Deeley Freed (Penhalt) Limited, (2) the Landlord, (3) the Company and (4) GGV.

Andrew Herd Release:

the deed of release in agreed form to be made between (1) Andrew Herd, (2) Lancashire Court Capital Limited, (3) Century, (4) GGV, (5) the Company and (6) the Seller relating to the release by Andrew Herd and Lancashire Court Capital Limited of all and any rights they may have in relation to the Company;

Exhibit 10.1

Board:	the board of directors of the Company as constituted from time to time.
Business Day:	a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.
Casino Licences:	(1) the Casino Premises Licence; (2) the Operating Licence; (3) the Remote Operating Licence and (4) the Liquor Licence.
Casino Premises Licence:	the Small Casino Premises Licence (No. 14/04036/GAPREM) issued by the Council to GGV under section 164 of the Gambling Act 2005 on 1 September 2016.
Change of Control Consent:

written determination by the Gambling Commission that the Operating Licence shall continue to have effect following the change of control of the Company resulting from Completion, pursuant to section 102 of the Gambling Act 2005.

Claim:	any claim for breach of any Warranty
Century’s Solicitors:	Faegre Baker Daniels LLP of 7 Pilgrim Street, London EC4V 6LB, United Kingdom.
Completion:	completion by the parties of their respective obligations under Clause 3.
Completion Date:	the date of this agreement.
Connected:	shall have the meaning given in section 1122 of the Corporation Tax Act 2010.
Counsel:

counsel of at least 7 years’ call, nominated and instructed jointly by the Seller and the Buyer or, failing agreement between the Seller and the Buyer as to which counsel should be instructed within 10 Business Days of either party nominating to the other their first choice of Counsel, as nominated by the Chair of the Bar Council for joint instruction by the Seller and the Buyer.

Council	Bath & North East Somerset Council (or its successor).
Disclosed:

fairly disclosed to Century in writing (with sufficient details to enable a reasonable person to make a reasonably informed assessment of the nature and scope of the matter disclosed) in the letter in agreed form headed “Disclosure Letter” to be dated the same date as this agreement.

Exhibit 10.1

Encumbrance:

any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected) other than liens arising by operation of law.

Escrow Agreement:	the escrow agreement in agreed form to be made between (1) the Company, (2) Deeley Freed (Penhalt) Limited and (3) the Landlord on the date of this agreement.
Escrow Letter:	the escrow letter in agreed form to be made between (1) DAC Beachcroft LLP, (2) the Company, (3) Deeley Freed (Penhalt) Limited and (4) the Landlord on the date of this agreement.
Group:

in relation to a company, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a member of the Group.

Headlease:

the long lease relating to property at Sawclose, Bath dated 28 July 2015 and made between (1) Council, (2) Stargas Nominees Limited and (3) Beegas Nominees Limited and registered at the Land Registry under title number ST322519.

Intellectual Property Rights:

patents, rights to inventions, utility models, copyright, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

Landlord:

Deeley Freed Estates Limited, a private limited company registered in England with company number 04630741 and its registered office address at 7 Whiteladies Road, Clifton, Bristol, BS8 1NN, United Kingdom.

Exhibit 10.1

Landlord Loan Amount:	the aggregate amount owed to the Landlord by the Company on Completion pursuant to the terms of the Landlord Loan Agreement.
Landlord Loan Agreement:	the loan agreement dated 24 July 2015 and made between (1) the Company and (2) the Landlord.
Landlord SPA:	the share purchase agreement dated 24 July 2015 relating to the purchase of certain shares in the capital of the Company and made between (1) the Seller, (2) GGV and (3) the Landlord.
Lease:	the form of lease as set out at Annexure 2 of the Agreement for Lease.
Liquor Licence:	the premises licence (No. 16/00673/LAPRE) issued by the Council to the Company under Schedule 12 to the Licensing Act 2003 on 1 September 2016.
Licence Transfer:	the transfer by GGV to the Company of the Casino Premises Licence and the issue by the Council of such licence to the Company.
Opening:	the date on which the casino to be operated at the Property under the Casino Premises Licence commences operations and opens for trade to the general public.
Non-remote Operating Licence:	the Non-Remote Casino Operating Licence (No. 044816-N-323603-001) issued by the Gambling Commission to the Company under Part 5 of the Gambling Act 2005 on 11 April 2016.
Property:	the “Premises” as defined in the Lease.
Purchase Price:	the purchase price payable by Century to the Seller for the Shares in accordance with clause 2.2.
Remote Operating Licence:	the Ancillary Remote Operating Licence (No. 000-044816-A-323604-001) issued by the Gambling Commission to the Company under Part 5 of the Gambling Act 2005 on 11 April 2016.
Restated Loan Agreement:	the restated Loan Agreement varying the terms of the Landlord Loan Agreement to be made between (1) the Landlord and (2) the Company on the date of this agreement.
Schedule 9 Agreement:	the agreement under Schedule 9 of the Gambling Act 2005 made between (1) Council, (2) GGV, (3) the Landlord and (4) the Seller dated 16 August 2012.

Exhibit 10.1

Schedule 9 Novation:	the novation of the Schedule 9 Agreement from GGV to the Company.
Shares:	100 ordinary shares of £1.00 each comprising the entire issued share capital of the Company
Termination Deed:	the deed of termination in agreed form terminating the Landlord SPA to be made between (1) the Seller, (2) GGV and (3) the Landlord on the date of this agreement.
Varied Agreement for Lease:

the varied agreement for lease relating to the Property in agreed form amending and superseding the Agreement for Lease, to be made between (1) Deeley Freed (Penhalt) Limited, (2) the Landlord, (3) the Company, (4) GGV and (5) the Seller on the date of this agreement.

Warranties:	the warranties given pursuant to clause 4, and references to a particular Warranty are to a warranty statement set out in Schedule 2.

1.2.

Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement. References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule. The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.3.

A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s legal and personal representatives, successors and permitted assigns. A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.4.	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.
1.5.

A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time. A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.6.	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.
1.7.	References to a document in agreed form are to that document in the form agreed by the parties and initialled by or on their behalf for identification.
1.8.

A reference to this agreement or to any other agreement or document referred to in this agreement is a reference to this agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

Exhibit 10.1

1.9.

Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

2.	SALE AND PURCHASE

2.1.

On the terms of this agreement, Century shall buy and the Seller shall sell, with effect from Completion, the Shares with full title guarantee, free from all Encumbrances, together with all rights that attach to the Shares on and after the Completion Date, including the right to receive all dividends and distributions declared or paid on or after the date of this agreement.

2.2.	The Purchase Price is the sum of £600,000, which shall be paid by Century to the Seller in cash as follows:
2.2.1.	£100,000 payable upon Completion;
2.2.2.	£200,000 conditional upon, and payable simultaneously upon the last to occur of, (i) receipt of Change of Control Consent; (ii) completion of Licence Transfer; and (iii) Schedule 9 Novation; and
2.2.3.	£300,000 which shall be conditional upon, and payable simultaneously upon the last to occur of, (i) satisfaction of the conditions set out in clause 2.2.2 and (ii) Opening.
2.3.

For the avoidance of doubt, if the conditions in either or both of clause 2.2.2 and clause 2.2.3 are not met, then the consideration stated to be payable in any such clause whose conditions have not been met shall not become due or payable to the Seller.

2.4.

Provided that the Seller shall have no legal right of action or redress in the event that the Buyer fails to comply with the provisions of this clause 2.4, the Buyer hereby agrees to use its reasonable endeavours to notify the Seller by email of the anticipated date of Opening not less than 5 Business Days in advance.

2.5.	All payments to be made to the Seller under this agreement shall be made in sterling by electronic transfer of immediately available funds to the following bank account of the Seller:

Bank: Coutts & Co.

Account name:Anthony Wollenberg

Sort code:18-00-02

Account no:61085550

Payment in accordance with this clause shall be a good and valid discharge of Century’s obligations to pay the sum(s) in question.

Exhibit 10.1

2.6.	Each party to this agreement warrants to each of the other parties that:
2.6.1.	it has the power and authority to enter into and perform its obligations under this agreement;
2.6.2.	when executed, its obligations under this agreement will be binding on it; and
2.6.3.	execution and delivery of, and performance by it of its obligations under this agreement will not result in any breach of applicable law.
2.7.

Subject to payment of the instalments of the Purchase Price due to the Seller under clauses 2.2.1 and 2.2.2, GGV and the Seller hereby acknowledge and confirm that GGV shall receive no (or only nominal) payment in consideration for the Licence Transfer and the Schedule 9 Novation.  In consideration of this acknowledgement and confirmation, Century hereby agrees to indemnify and keep indemnified the Seller against any payments which the Seller may be required to make to the Council pursuant to the guarantee given by him under the Schedule 9 Agreement, provided that no such payment shall be made by the Seller without the prior written consent (such consent not to be unreasonably withheld or delayed) of Century.

2.8.

Each of the parties hereby undertakes to use its reasonable endeavours to procure the Change of Control Consent, the Licence Transfer and the Schedule 9 Novation as soon as reasonably practicable following Completion, including providing such information as the Gambling Commission and/or the Council may reasonably request from time to time in relation thereto.  It is agreed that Century shall have sole conduct of the applications for the Change of Control Consent, Schedule 9 Novation and Licence Transfer and each of GGV and the Seller hereby undertakes to provide, at Century’s cost, on a full and timely basis, all such assistance and information to Century as Century may reasonably require to obtain the Change of Control Consent, the Licence Transfer and Schedule 9 Novation.

2.9.

In the event that Change of Control Consent is not obtained and Century subsequently sells the Shares to an unrelated third party (the “Purchaser”), Century undertakes to the Seller that it shall pay to the Seller (or procure that the Purchaser shall pay to the Seller) the sums otherwise due to him under clauses 2.2.2 and 2.2.3 of this agreement contemporaneously with satisfaction of the relevant conditions (in which case the reference to Change of Control Consent in clause 2.2.2 shall be a reference to consent to the change of control arising in respect of the Purchaser’s acquisition of the Shares).

2.10.

In consideration of the Seller entering into this agreement with the Buyer, the Company irrevocably and unconditionally (i) guarantees to the Seller the due and punctual performance by the Buyer of its obligations under clause 2.2.3 only and (ii) agrees that it shall, immediately upon demand by the Seller, unconditionally perform the obligations of the Buyer under that clause as if it were the Buyer and indemnify the Seller accordingly.

Exhibit 10.1

2.10.1.

The Company further agrees that that the guarantee in clause 2.9 is a continuing guarantee and shall not be affected by any act, omission, matter or thing which would reduce, release or prejudice any of the obligations including any time, waiver or consent granted, any incapacity or lack of power or authority or dissolution or change in the members or status of the Buyer or any other person; any amendment, novation, supplement, extension, restatement or replacement of this agreement or any ancillary document; any enforceability, illegality or invalidity of any obligation of any person under this agreement; or insolvency or similar proceedings.

3.	COMPLETION
3.1.	Completion of the sale and purchase of the Shares shall take place at the offices of Century’s Solicitors on the Completion Date when the events set out in clause 3.2 below shall take place.
3.2.	The following events shall occur on the Completion Date:
3.2.1.	Century shall, subject to the Seller complying with his obligations in clause 3.2.2:
3.2.1.1.	pay to the Seller the sum of £100,000 in accordance with clause 2.2.1.;
3.2.1.2.	deliver to the Seller a countersigned original of the Disclosure Letter; and
3.2.1.3.

procure that an original of each of the Varied Agreement for Lease, the Escrow Agreement, the Andrew Herd Release and the Restated Loan Agreement is delivered to the Company duly executed by the parties to it (other than the Company) .

3.2.2.	The Seller shall deliver or cause to be delivered to Century:
3.2.2.1.	a stock transfer form relating to the transfer of the Shares, duly signed by the Seller, to Century (or its nominee);

3.2.2.2.	the share certificates for the Shares in the name of the Seller (or an indemnity, in agreed form, for any lost certificate);

3.2.2.3.	the Disclosure Letter;

3.2.2.4.

an irrevocable power of attorney in agreed form given by the Seller in favour of Century (or its nominee) to enable the attorney to exercise all voting and other rights attaching to the Shares in the period between Completion and registration of Century as the legal owner of the Shares in the Company’s register of members;

3.2.2.5.

the registers, minute books and other records required to be kept by the Company under the Companies Act 2006, in each case properly written up as at the Completion Date, and the certificate of incorporation for the Company;

Exhibit 10.1

3.2.2.6.	the written resignation, in agreed form, of the Seller from his office as sole Director of the Company;
3.2.2.7.	all deeds and other original documents relating to the Property and the Liquor License;

3.2.2.8.	signed resolutions of the sole Director of the Company approving the following matters:-
(a)	registration of the transfer of the Shares (subject only to stamping);
(b)	appointment of Mr Nikolaus Strohriegel as a Director of the Company;
(c)	acceptance of the resignation of the Seller with effect from Completion;
(d)	changing the registered office of the Company to the offices of Century’s Solicitors;
(e)	the entry into by the Company of the Varied Agreement for Lease, the Escrow Agreement and the Restated Loan Agreement;
3.2.2.9.	originals of the following documents duly executed by the Company:
(a)	the Varied Agreement for Lease;
(b)	the Termination Deed;
(c)	the Restated Loan Agreement;
(d)	the Andrew Herd Release.
4.	WARRANTIES
4.1.	The Seller acknowledges that Century is entering into this agreement and purchasing the Shares on the basis of and in reliance upon the Warranties.
4.2.

The Seller warrants to Century that each and every warranty set out in Schedule 2 is, at the date of this agreement, true, accurate and not misleading in any material respect, subject only to any matters Disclosed.

4.3.

Each Warranty is a separate and independent warranty, and, save as otherwise expressly provided, no Warranty shall be limited by reference to any other Warranty or by the other terms of this agreement.

4.4.	Century’s rights and remedies in respect of any breach of any of the Warranties shall not be affected by:
4.4.1.	Completion;
4.4.2.	any investigation made by or on behalf of Century into the affairs of the Company; or

Exhibit 10.1

4.4.3.	any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorised written waiver or release.
4.5.

Without prejudice to the warranties given to the Seller by the Buyer in clause 4.6, no information relating to the Company of which Century and/or its agents and/or advisers has knowledge (actual, constructive or imputed) other than by reason of it being Disclosed in accordance with clause 4.2 shall prejudice any Claim that Century shall be entitled to bring or shall operate to reduce any amount recoverable by Century under this agreement.

4.6.

The Buyer warrants to the Seller (i) that neither it nor its advisers, employees or agents has authorised any expenditure being incurred by or on behalf of the Company other than by way of a written request and (ii) it is not aware at the date of this agreement of any circumstances which entitle it to bring a Claim.

5.	LIMITATIONS
5.1.	The limitations set out in this Clause 5 shall not apply to any Claim which is:
5.1.1.	the consequence of fraud, dishonesty, wilful concealment, wilful misrepresentation or gross negligence by or on behalf of the Seller; or
5.1.2.	a result of a breach of the Warranties in Paragraphs 1 or 2 of Schedule 2.
5.2.

The Seller shall not be liable for a Claim unless Century has, within the 12-month period beginning on the date of this agreement, given written notice of that Claim specifying (in reasonable detail) the nature of the Claim and the amount claimed. However, failure to give reasonable details of any Claims shall not prevent Century from proceeding with any Claim that is otherwise made properly under this agreement.

5.3.

The maximum liability of the Seller for all and any Claims when taken together shall be limited to an amount equal to the aggregate amount of Purchase Price actually received from time to time by the Seller.

5.4.	Century may not recover from the Seller under the Warranties more than once in respect of the same damages suffered.
5.5.

The time limit in Clause 5.2 shall not limit any Claim in respect of liabilities that are contingent or unascertained where written notice of the Claim (giving as far as practical the amount and details of the Claim) is given to the Seller before the expiry of the relevant period specified in Clause 5.2.

5.6.	The Seller shall not be liable for a Claim:
5.6.1.	to the extent that the matter or circumstance giving rise to such Claim was Disclosed;

Exhibit 10.1

5.6.2.

to the extent that the claim or liability arises or increases as a result of any action taken by or on behalf of the Buyer (provided that, if such action was taken prior to the date of this agreement and relates to the incurring of expenditure by the Company, it must have been taken at the written request of the Buyer) either prior to or following the date of this agreement; or

5.6.3.

if the alleged breach which is the subject of the Claim is capable of remedy and is remedied to the satisfaction of Century within 20 Business Days of the date on which the Claim is notified to the Seller.

5.7.

The Seller shall not be liable for a Claim unless the Seller’s liability in respect of such Claim (together with any connected Claims) exceeds £5,000. For the purposes of this clause 5.7, a Claim is connected with another Claim if those Claims arise from the same event or set of circumstances, or relate to the same subject matter.

5.8.

If the Seller makes a payment to Century in respect of a Claim and Century subsequently recovers from a third party a sum related to that Claim, Century shall promptly repay to the Seller the lower of:

5.8.1.	the amount recovered from such third party (less all reasonable costs, charges and expenses properly incurred by Century in recovering that sum); and
5.8.2.	the amount paid to Century by the Seller in respect of the relevant Claim.
5.9.

Unless otherwise agreed by the Seller in writing, Century shall have no right of set-off against the Purchase Price in respect of any claim (actual or alleged) arising under this agreement or any document ancillary to it or for misrepresentation relating to the sale of the Shares unless Century has first obtained from Counsel a written opinion that, on the balance of probabilities, such claim is likely to succeed.  If such an opinion is obtained, the Seller shall bear the costs of Counsel for providing the opinion, which costs may also be set off against the Purchase Price.  If the parties jointly instruct Counsel to provide a written opinion for the purposes of this clause 5.9 and such opinion determines that, on the balance of probabilities, the relevant claim is not likely to succeed, Century shall bear the costs of Counsel for providing the opinion.

5.10.	Any exercise by Century of its rights under clause 5.9 shall not limit or affect any other rights or remedies available to it under this agreement or otherwise.
6.	CONFIDENTIALITY AND ANNOUNCEMENTS
6.1.

Except as provided elsewhere in this agreement, and excluding any information which is in the public domain (other than through the wrongful disclosure of any party), or which any party is required to disclose by law or by the rules of any regulatory body to which the Company is subject, each party agrees to keep secret and confidential and not to use, disclose or divulge to any third party (other than a party’s professional advisers) any:

Exhibit 10.1

6.1.1.

confidential information relating to the Company (including the Intellectual Property Rights, customer lists, reports, notes, memoranda and all other documentary records pertaining to the Company or its business affairs, finances, suppliers, customers or contractual or other arrangements); or

6.1.2.	information relating to the negotiation, provisions or subject matter of this agreement (or any document referred to in it); or
6.1.3.	information concerning Century or any member of its group.
6.2.

Except in accordance with Clause 6.3 or with the prior written consent of Century, neither GGV nor the Seller shall make any public announcement or issue a press release or respond to any enquiry from the press or other media that concerns or relates to this agreement or its subject matter or any ancillary matter.

6.3.

Notwithstanding Clause 6.2, any party may make or permit to be made an announcement concerning or relating to this agreement (or any document referred to in it), or its subject matter or any ancillary matter if and to the extent required by:

6.3.1.	law; or
6.3.2.	any securities exchange on which the relevant party’s securities are listed or traded; or
6.3.3.	any regulatory or governmental or other authority with relevant powers to which the relevant party is subject or submits, whether or not the requirement has the force of law,

provided that, to the extent it is legally permitted to do so, such party gives Century as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause 6.3, it takes into account the reasonable requests of Century in relation to the content of such disclosure.

7.	ASSIGNMENT AND OTHER DEALINGS
7.1.

Subject to Clause 7.3, no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this agreement (or any other document referred to in it).

7.2.	Each party confirms it is acting on its own behalf and not for the benefit of any other person.

Exhibit 10.1

7.3.

Century may, subject to determination by the Gambling Commission pursuant to section 102 of the Gambling Act 2005 that the Operating Licence shall continue to have effect following such assignment or transfer, assign or transfer any or all of its rights (but not its obligations) under this agreement (or any document referred to in this agreement) to another member of its Group for so long as that company remains a member of Century’s Group, provided that Century shall agree prior to any such transfer or assignment to guarantee in writing the payment to the Seller of any sums payable to him pursuant to clause 2.2 of this agreement in a form to be agreed by the Seller (such agreement not to be unreasonably withheld or delayed).

8.	THIRD PARTY RIGHTS
8.1.	A person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.
9.	AGREEMENT SURVIVES COMPLETION

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

10.	SEVERANCE

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

11.	VARIATION AND WAIVER
11.1.	No variation of this agreement shall be effective unless it is in writing and signed by the parties.
11.2.

A failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

12.	COSTS
12.1.

Each party shall pay its own costs in relation to the negotiation, preparation, execution, performance and implementation of this agreement (and any documents referred to in it), provided that the Seller shall pay (and shall keep the Company indemnified against) all legal fees and disbursements (together with applicable tax thereon) incurred by the Company up to the Completion Date, other than the fees of Fladgate LLP and the fees of Harris Hagan which have been paid, or agreed to be payable, from the proceeds of the Landlord Loan Amount, which shall be payable by the Company.

Exhibit 10.1

13.	ENTIRE AGREEMENT
13.1.

This agreement and the documents referred to in it constitute the entire agreement between the parties and supersede and extinguish all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

13.2.

Each party acknowledges that in entering into this agreement and any documents referred to in it does not rely on, and shall have no rights or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

13.3.	Nothing in this Clause 13 shall limit or exclude any liability for fraud.
14.	NOTICES
14.1.	For the purposes of this clause, but subject to 14.6, notice includes any other communication.
14.2.	A notice given to a party under or in connection with this agreement:
14.2.1.	shall be in writing and in English (or be accompanied by an accurate translation into English);
14.2.2.	shall be signed by or behalf of the party giving it;
14.2.3.

shall be sent to the relevant party for the attention of the contact and to the address specified in Clause 14.3 or such other address, or person as that party may notify to the other in accordance with the provisions of this Clause 14;

14.2.4.	shall be:
14.2.4.1.	sent by pre-paid first class post, recorded delivery or special delivery; or
14.2.4.2.	sent by airmail or by reputable international overnight courier (if the notice is to be served by post outside the country from which it is sent; and
14.2.4.3.	unless provided otherwise is deemed received as set out in 14.4.
14.3.	The addresses and fax numbers for service of notice are:
14.3.1.	Century:

address:  Untere Viaduktgasse 2, Vienna, 1030, Austria

for the attention of: Nikolaus Strohriegel

e-mail: nikolaus.strohriegel@cnty.com

Exhibit 10.1

14.3.2.	GGV:

address: 11 John Princes Street, London WC1G OJR

e-mail:tony@gamingventures.co

for the attention of: Anthony Wollenberg

14.3.3.	Company:

Address: 11 John Princes Street, London WC1G 0JR

e-mail:

for the attention of: Anthony Wollenberg

14.3.4.	the Seller:

address: c/o GMG Roberts, 11 John Princes Street, London WC1G OJR

e-mail: tony@gamingventures.co

A party may change its details for service of notices as specified in Clause 14.3 by giving notice in writing to the other parties. Any change notified pursuant to this clause 14.3 shall take effect at 9.00 am on the later of:

14.3.5.	the date (if any) specified in the notice as the effective date for the change; or
14.3.6.	two Business Days after deemed receipt of the notice of change.
14.4.	Delivery of a notice is deemed to have taken effect (provided that all other requirements in this clause 14 have been satisfied):
14.4.1.	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address; or
14.4.2.	if sent by pre-paid first-class post, recorded delivery or special delivery to an address in the UK, at 9.00 am on the second Business Day after posting; or
14.4.3.	if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00 am on the fifth Business Day after posting; or

Exhibit 10.1

14.4.4.	if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt or at the time the notice is left at the address; or
14.4.5.

if deemed receipt under the previous paragraphs of this Clause 14.4 would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9.00 am on the day when business next starts in the place of deemed receipt. For the purposes of this clause 14.4.5, all references to time are to local time in the place of deemed receipt.

14.5.	To prove service, it is sufficient to prove that:
14.5.1.	if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address; or
14.5.2.	if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted.
14.6.	This clause 14 does not apply to the service of any proceedings or other documents in any legal action or proceedings.
15.	FURTHER ASSURANCE

Without prejudice to clause 3, each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at its own expense promptly execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this agreement.

16.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. No counterpart shall be effective until each party has executed at least one counterpart.

17.	NO PARTNERSHIP

Nothing in this agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of another party or authorise any party to make or enter into any commitments for or on behalf of any other party.

18.	LANGUAGE

This agreement is drafted in the English language. If this agreement is translated into any other language, the English language version shall prevail.

Exhibit 10.1

19.	GOVERNING LAW AND JURISDICTION
19.1.

This agreement and any dispute or claim arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

19.2.

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This agreement has been entered into as a deed and is delivered and takes effect on the date stated at the beginning of it.

Exhibit 10.1

SCHEDULE 1

BRIEF PARTICULARS OF THE COMPANY

Registered number:	09672944
Status:	Private limited company
Registered office:	11 John Princes Street, London, W1G 0JR, United Kingdom
Directors:	Anthony Stephen Wollenberg
Secretary:	None
Accounting reference date:	31 July
Charges: Bankers:	None Barclays Bank plc
Issued share capital:	100 ordinary shares of £1.00 each
Shareholder	Anthony Wollenberg

Exhibit 10.1

SCHEDULE 2

WARRANTIES

1.

The Shares constitute the entire issued share capital of the Company, have been properly allotted and are fully paid up. Subject only to delivery of the Andrew Herd Release and the Termination Deed, the Seller is the sole legal and beneficial owner of the Shares and is entitled to transfer the legal and beneficial title to the Shares free from all Encumbrances, without the consent of any other person.

2.

Other than by virtue of this agreement, and as agreed in the Andrew Herd Release and the Termination Deed, no right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created, or commitment given to create an Encumbrance, in favour of any person affecting the Shares and/or any unissued shares or debentures or other unissued securities of the Company, and no person has claimed any rights in connection with any of those things.

3.

The Company does not hold or beneficially own, and has not agreed to acquire, any shares, loan capital or any other securities in any company, and has not at any time had any subsidiaries or subsidiary undertakings.

4.

As at the date of this agreement, the Company is not trading and, except for the Agreement for Lease, the Escrow Agreement, the Escrow Letter and the Landlord Loan Agreement, has not entered into, or agreed to enter into, any contracts, agreements, commitments or understandings (whether written or oral) with any person.

5.

The Company has been granted and continues to hold the Casino Licences and is in compliance with all terms, conditions and requirements applicable to the Casino Licences and, so far as the Seller is aware, there are no circumstances (other than the application for Change of Control Consent) which would or might result in the Casino Licences being revoked, cancelled, invalidated, varied, restricted or suspended in any way.

6.

Other than under the terms of the Landlord Loan Agreement, there are no borrowing or other banking facilities available to the Company and the Company has no debts or other liabilities owed to any person (including, in respect of tax).

7.

There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of (i) the Seller, (ii) GGV or (iii) any person Connected with either of them.

8.	Neither the Seller, nor GGV, nor any person Connected with either of them, has a claim of any nature against the Company or has assigned to any person the benefit of any such claim.
9.	As at the date of this Agreement, the Company is not owed any sums by any person.
10.	Other than under the Agreement for Lease and the Landlord Loan Agreement, the Company has no outstanding indebtedness or other liability (actual or contingent).

Exhibit 10.1

11.	Other than pursuant to the Escrow Agreement, the Escrow Letter or as expressly contemplated by this agreement, there is no Encumbrance over or affecting any assets of the Company.
12.

Other than the Agreement for Lease or legal and other professional fees the amounts and recipients of which have been Disclosed, the Company has not acquired or disposed of any asset or incurred capital expenditure in excess of £10,000 (in aggregate), or agreed to do so.  All fees incurred by the Company in respect of services provided by Harris Hagan LLP have been billed and paid and no further sums are owed to Harris Hagan by the Company at the date of this agreement.

13.	No dividend or other distribution of profits or assets has been, or has been agreed to be, declared, paid or made by the Company.
14.

Other than the Seller in his capacity as a director of the Company, the Company has not, at any time, engaged any employees, workers, agents, consultants or contractors and no offer of employment or engagement has been made by the Company to any such person that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

15.

Other than the Agreement for Lease, the Company does not have, and has not had, any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings.

16.	The Company has no financial obligations under any statutory agreement in respect of the Property.
17.

All variations to the Agreement for Lease and Landlord SPA have been Disclosed to Century and all necessary parties have signed such documents and all variations thereto.  Upon execution of the Termination Deed, the Landlord shall have no further rights under the Landlord SPA.

18.	Completion of the Lease does not require the consent of the reversioner of the Headlease.
19.	As far as the Seller is aware, there is no reason why the Headlease might be terminated prior to completion of the Agreement for Lease.
20.	No tenant variations were made to the Landlord’s Works under the Agreement for Lease that will affect that amount of the landlord’s capital contribution under the Agreement for Lease.
21.

The Company advised the landlord under the Agreement for Lease that latent defects insurance would not be required and therefore £32,500.00 (including VAT) will be added to the landlord’s contribution under the Agreement for Lease.

22.	The Property plans attached to the Agreement for Lease are correct.
23.	The Company has no registered Intellectual Property Rights (including applications for such rights) and has no material unregistered Intellectual Property Rights.

Exhibit 10.1

24.

The Company is not engaged in or subject to (i) any civil or criminal litigation or proceedings, (ii) any administrative, mediation or arbitration proceedings or any other form of alternative dispute resolution, (iii) any dispute, investigation, inquiry or enforcement proceedings or (iv) any insolvency proceedings or voluntary arrangement ("Proceedings") and, so far as the Seller is aware, there are no Proceedings pending or threatened by or against the Company, nor are there any circumstances which are reasonably likely to give rise to any such Proceedings.

25.

The records (including computer records), statutory books, registers, minute books and books of account of the Company are duly entered up and maintained in accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with in them.

26.	The Company has at all times conducted its business in accordance with, and has acted in compliance in all material respects with, all applicable laws and regulations of any relevant jurisdiction.
27.

So far as the Seller is aware, the terms of the Schedule 9 Agreement have been complied with by all parties thereto and, so far as the Seller is aware, there are no circumstances which would or are reasonably likely to result in the terms of such agreement being breached and, so far as the Seller is aware, there is no reason why the obligations of the parties under the Schedule 9 Agreement cannot be complied with.

Exhibit 10.1

Executed as a deed by Century Casinos Europe GmbH, acting by its director, Nikolaus Strohriegel, in the presence of:

Witness signature: /s/ Adam Kosmalski

Witness name: Adam Kosmalski

Witness address: 7 Pilgrim Street, London, EC4V 6LB

Witness occupation: Trainee Solicitor

/s/ Nikolaus Strohriegel Director

Executed as a deed by Global Gaming Ventures (Group) Limited, acting by its director, Anthony Wollenberg, in the presence of:

Witness signature: /s/ Davide Fraissinet

Witness name: Davide Fraissinet

Witness address: c/o Palace Hotel

Witness occupation:

/s/ Anthony Wollenberg Director

Executed as a deed by Saw Close Casino Limited,  acting by its director, Anthony Wollenberg, in the presence of:

Witness signature: /s/ Davide Fraissinet

Witness name: Davide Fraissinet

Witness address: c/o Palace Hotel

Witness occupation:

/s/ Anthony Wollenberg Director

Exhibit 10.1

Executed as a deed by Anthony Wollenberg in the presence of: Witness signature: /s/ Davide Fraissinet Witness name: Davide Fraissinet Witness address: c/o Palace Hotel Witness occupation:	/s/ Anthony Wollenberg Anthony Wollenberg